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                     July 10, 2020

       Kristie L. LaRose
       Vice President of Finance and Administration
       Lifeloc Technologies, Inc
       12441 West 49th Avenue. Unit #4
       Wheat Ridge, CO 80033

                                                        Re: Lifeloc
Technologies, Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 24,
2020
                                                            File No. 000-54319

       Dear Ms. LaRose:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences